Fairbanks Capital Corp.

Agreement: Pooling and Servicing Agreement-Merrill Lynch Mortgage Investors Inc., Depositor, Merrill Lynch Mortgage Capital, Inc., Seller, Fairbanks Capital Corp., Servicer, and LaSalle Bank National Association, Trustee MLMI Trust 2002 AFC1

Dated: February 1, 2002

ANNUAL STATEMENT AS TO COMPLIANCE

In accordance with the applicable section in each of the Pooling and Servicing Agreements specified:

    a review of the activities of the Servicer during the year ended December 31, 2002 and of performance under this Agreement has been made under such officer's supervision; and
    to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year.

March 6, 2003

William P. Garland

William P. Garland

President

Fairbanks Capital Corp.

3815 South West Temple Salt Lake City, Utah 84115-4412

P.O. Box 65250 Salt Lake City, Utah 84165-0250

Telephone (801) 293-1883 Facsimile (801) 293-1297